Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” and “Other Information” in the Prospectuses and “Counsel and Independent Registered Public Accounting Firm” in the Statements of Additional Information in Post-Effective Amendment No. 46 to the Registration Statement (Form N-1A, No. 033-13019 and No. 811-05083) of Van Eck VIP Trust and to the incorporation by reference of our reports dated February 14, 2012 for Van Eck VIP Global Bond Fund, Van Eck VIP Emerging Markets Fund, Van Eck VIP Global Hard Assets Fund and Van Eck VIP Multi-Manager Alternatives Fund (the investment funds constituting all of the Van Eck VIP Trust) included in the Annual Reports to Shareholders for the fiscal year ended December 31, 2011.

ERNST & YOUNG LLP

New York, NY
April 27, 2012